Exhibit 99.1

Spero Therapeutics Announces Fourth Quarter and Full Year 2024 Operating Results and Provides a Business Update

•	Pre-specified interim analysis of Phase 3 PIVOT-PO clinical trial of tebipenem HBr in complicated urinary tract infection (cUTI) is expected to be completed in Q2 2025

•	Company expects to complete analysis of full data set from the Phase 2 study of SPR720 for treatment of Nontuberculous Mycobacterial Pulmonary Disease (NTM-PD) and determine next steps for the program

•	SPR206, a Phase 2 ready program for hospital and ventilator acquired bacterial pneumonia (HABP/VABP), discontinued following a review and reprioritization of the Company’s pipeline in Q1 2025

•	Existing cash, together with earned development milestones from GSK, provide runway to fund operating expenses and capital expenditures into Q2 2026

CAMBRIDGE, Mass., March 27, 2025 — Spero Therapeutics, Inc. (Nasdaq: SPRO), a clinical-stage biopharmaceutical company, focused on identifying and developing novel treatments for rare diseases and multi-drug resistant (MDR) bacterial infections, today announced financial results for the fourth quarter and full year ended December 31, 2024, and provided a business update.

“Spero is focused on the execution of the tebipenem HBr clinical program, including preparing for the pre-specified interim analysis next quarter,” said Esther Rajavelu, Interim President and Chief Executive Officer. “We believe that, if approved, tebipenem HBr could address a critical unmet need for an oral carbapenem in the treatment of patients with complicated urinary tract infections. Tebipenem HBr has the potential to shorten hospital stays, improve patient outcomes, and alleviate pressure on healthcare resources.”

Ms. Rajavelu added: “As previously announced, we are reviewing the comprehensive data we’ve gathered for SPR720 after suspending development of the oral program for NTM-PD. There remains a high unmet need for new, approved therapies for this difficult to treat disease, and a complete data analysis would enable us to make an informed decision on the program. Further, we have decided to discontinue our SPR206 program, following a pipeline review and reprioritization. We are grateful to our partners and the government agencies who helped finance this program and to the Spero team members who have worked diligently on its progression into a Phase 2 ready asset.”

Pipeline Update

Tebipenem HBr

Tebipenem HBr is an investigational oral carbapenem antibiotic being developed for the treatment of cUTI including acute pyelonephritis (AP) to help patients potentially reduce duration of in-patient therapy. Spero granted GSK an exclusive license to commercialize tebipenem HBr in all territories, except certain Asian territories where Meiji holds development and commercialization rights.

•	Together with GSK, we are conducting a pre-specified interim analysis of the Phase 3 PIVOT-PO clinical trial of tebipenem HBr. This pre-specified interim analysis is expected in Q2 2025.

•

This randomized, double-blind clinical trial compares oral tebipenem HBr with intravenous imipenem-cilastatin, in hospitalized adult patients with cUTI/AP. The primary endpoint is overall response (a combination of clinical cure and favorable microbiological response) at the Test-of-Cure (TOC) visit. For more information on our PIVOT-PO trial, please refer to ClinicalTrials.gov ID NCT06059846.

SPR720

SPR720 is an investigational, chemically stable phosphate ester prodrug that is converted rapidly in vivo to SPR719, the active moiety, after oral administration. SPR719 targets the ATPase site of DNA gyrase B in mycobacteria, a mechanism that is distinct from that of other antibiotics in use for NTM-PD.

•

In October 2024, the Company suspended its oral development program for the treatment of NTM-PD, following a planned interim analysis of 16 patients dosed in the Phase 2a proof-of-concept study, which demonstrated the study did not meet its primary endpoint. While data showed antimicrobial activity associated with SPR720, the analysis did not show sufficient separation from placebo and highlighted potential dose limiting safety issues, including three cases of reversible grade 3 hepatotoxicity in patients dosed at 1,000 mg orally once daily.

•	The Company is completing analysis of the remaining data from all 25 patients dosed in the trial and plans to determine next steps for the program.

SPR206

SPR206 is an investigational, intravenously administered next-generation polymyxin that has shown antibiotic activity against MDR Gram-negative pathogens, including carbapenem-resistant Enterobacterales, Acinetobacter baumannii and Pseudomonas aeruginosa in preclinical studies. The Company announced discontinuation of the SPR206 program following a reprioritization of the pipeline in Q1 2025.

Corporate Update

•

As announced on January 10, 2025, the Board of Directors (“Board”) appointed Esther Rajavelu as Interim President and Chief Executive Officer of Spero, stepping in for Sath Shukla, who agreed to a voluntary paid administrative leave for an interim period. During such leave, Mr. Shukla is continuing to serve as a member of the Board.

•	The Board also appointed Director Frank Thomas to serve as Chairman of the Board, stepping in for Dr. Ankit Mahadevia, who will continue to serve as a member of the Board.

•

These leadership changes were implemented as part of the Company’s response to a “Wells Notice” from the Securities and Exchange Commission (the “SEC”), related to certain public disclosures by the Company from March 31, 2022 up to May 3, 2022.

Fourth Quarter and Full Year 2024 Financial Results

•

Spero reported a net loss of $(20.9) million for the fourth quarter of 2024 compared to a net income of $51.2 million for the fourth quarter of 2023, or a diluted net loss and net income per share of common stock of $(0.38) and $0.96, respectively. Net loss for the year ended December 31, 2024, was $(68.6) million compared to net income for the year ended December 31, 2023, of $22.8 million, or a diluted net loss and net income per share of common stock of $(1.27) and $0.43, respectively.

•

Total revenue for the fourth quarter of 2024 was $15.0 million, compared with total revenue of $73.5 million for the fourth quarter of 2023. The revenue decrease for the fourth quarter of 2024 was primarily due to a decrease in collaboration revenue from our agreements with GSK and Pfizer. Total revenue for the year ended December 31, 2024 was $48.0 million, compared to $103.8 million for the year ended December 31, 2023. The revenue decrease for the year was primarily due to the aforementioned collaboration revenue related to our agreements with GSK and Pfizer.

•

Research and development expenses for the fourth quarter of 2024 were $28.8 million, compared to $16.6 million of research and development expenses for the same period in 2023. Research and development expenses for the year ended December 31, 2024 were $96.8 million, compared to $51.4 million for the year ended December 31, 2023. The increase in research and development expenses year-over-year was primarily due to increased clinical trial activity related to the PIVOT-PO trial.

•

General and administrative expenses for the fourth quarter of 2024 were $7.1 million, compared to $6.4 million of general and administrative expenses for the same period in 2023. This increase was primarily due to increased consulting and professional fees. General and administrative expenses for the year ended December 31, 2024 were $23.7 million, compared to $25.6 million for the year ended December 31, 2023, with lower expenses in 2024 compared to 2023 primarily due to decreases in personnel related costs.

•

As of December 31, 2024, Spero had cash and cash equivalents of $52.9 million. Spero estimates that its existing cash and cash equivalents, together with earned and non-contingent development milestone payments from GSK, will be sufficient to fund its operating expenses and capital expenditures into Q2 2026.

For further details on Spero’s financials, refer to Spero’s Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (SEC) today.

Conference Call and Live Webcast

Spero will host a conference call and webcast today at 4:30 p.m. ET. To access the call, please dial 1-844-825-9789 (domestic) or 1-412-317-5180 (international) and refer to conference ID 10196669 or click on this Link and request a return call via Call me™. The Call me™ passcode is 9270590. The conference call will also be webcast live and can be accessed through this website link, and on Spero’s website at www.sperotherapeutics.com on the “Events and Presentations” page under the “Connect” tab. An archived webcast will be available on Spero’s website for 30 days following the presentation.

Government Agency Research Support

The views expressed in this press release are those of the authors and may not reflect the official policy or position of the Department of the Army, Department of Defense, or the U.S. Government.

Tebipenem HBr Research Support

Select tebipenem HBr studies have been funded in part with federal funds from the Department of Health and Human Services; Administration for Strategic Preparedness and Response; and Biomedical Advanced Research and Development Authority, under contract number HHSO100201800015C.

Department of Defense

Select SPR206 studies were supported by the Office of the Assistant Secretary of Defense for Health Affairs, through the Joint Warfighter Medical Research Program under Award No. W81XWH 19 1 0295. Opinions, interpretations, conclusions, and recommendations are those of the author and are not necessarily endorsed by the Department of Defense.

National Institute of Allergy and Infectious Diseases

Select SPR206 studies were funded in whole or in part with Federal funds from the National Institute of Allergy and Infectious Diseases; National Institutes of Health; and Department of Health and Human Services, under Contract No. 75N93021C00022.

About Spero Therapeutics

Spero Therapeutics, headquartered in Cambridge, Massachusetts, is a clinical-stage biopharmaceutical company focused on identifying and developing novel treatments for rare diseases and MDR bacterial infections with high unmet need. For more information, visit www.sperotherapeutics.com

Forward Looking Statements [Note to Draft: Legal to Update Once Final.]

[This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the timing, progress and results of Spero’s preclinical studies, clinical trials and research and development programs; the pre-planned interim analysis and timing thereof for the Phase 3 PIVOT-PO clinical trial; the potential benefits of any of Spero’s current or future product candidates in treating patients; Spero’s strategy, goals and anticipated financial performance, milestones, business plans and focus; and Spero’s cash runway. In some cases, forward-looking statements may be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other similar expressions. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of important risks, uncertainties and other factors that may cause actual results to differ materially from those indicated by such forward looking statements, including whether tebipenem HBr, and SPR720 will advance through the clinical development process, or at all, taking into account the effects of possible regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, clinical trial design and clinical outcomes; whether the results of such trials will warrant submission for approval from the FDA or equivalent foreign regulatory agencies; whether the FDA will ultimately approve tebipenem HBr and, if so, the timing of any such approval; whether the FDA will require any additional clinical data or place labeling restrictions on the use of tebipenem HBr that would delay approval and/or reduce the commercial prospects of tebipenem HBr; whether a successful commercial launch can be achieved and market acceptance of tebipenem HBr can be established; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; Spero’s reliance on third parties to manufacture, develop, and commercialize its product candidates, if approved, including, in the case of tebipenem HBr, Spero’s reliance on GSK pursuant to the Exclusive License Agreement to develop tebipenem HBr and GSK’s right thereunder to determine, in its sole discretion, whether to continue the PIVOT-PO trial or otherwise further develop tebipenem HBr; Spero’s need for additional funding; the ability to commercialize Spero’s product candidates, if approved; Spero’s ability to retain key personnel; Spero’s leadership transitions; whether Spero’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; and other factors discussed in the “Risk Factors” set forth in filings that Spero periodically makes with the SEC. The forward-looking statements included in this press release represent Spero’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, Spero explicitly disclaims any obligation to update any forward-looking statements.]

Investor Relations Contact:

Shai Biran, PhD

Spero Therapeutics

IR@Sperotherapeutics.com

Media Inquiries:

media@sperotherapeutics.com

Spero Therapeutics, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

(Unaudited)

	December 31, 2024	December 31, 2023
Cash and cash equivalents	$52,889	$76,333
Other assets	57,654	106,057

Total assets	$110,543	$182,390

Total liabilities	$64,420	$75,496
Total stockholder’s equity	46,123	106,894

Total liabilities and stockholders’ equity	$110,543	$182,390

Spero Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues:
Grant revenue	$5,688	$1,698	$20,581	$7,046
Collaboration revenue - related party	9,304	71,603	27,025	95,802
Collaboration revenue	52	223	371	933

Total revenues	15,044	73,524	47,977	103,781
Operating expenses:
Research and development	28,836	16,558	96,757	51,440
General and administrative	7,056	6,433	23,704	25,554
Impairment of long-term asset	—	—	—	5,306
Restructuring	877	—	877	—

Total operating expenses	36,769	22,991	121,338	82,300

Loss from operations	(21,725)	50,533	(73,361)	21,481
Other income (expense)	1,127	1,046	4,795	3,923

Net income (loss) before income taxes	(20,598)	51,579	(68,566)	25,404

Income tax expense	(290)	(387)	—	(2,598)

Net income (loss) attributable to common shareholders of Spero Therapeutics, Inc.	$(20,888)	$51,192	$(68,566)	$22,806

Net loss per share attributable to common shareholders per share, basic	$(0.38)	$0.97	$(1.27)	$0.43
Net loss per share attributable to common shareholders per share, diluted	$(0.38)	$0.96	$(1.27)	$0.43
Weighted average shares outstanding, basic:	54,538,547	52,999,491	54,037,917	52,703,467
Weighted average shares outstanding, diluted:	54,538,547	53,108,270	54,037,917	52,989,030